4

                               TERM LOAN AGREEMENT

     This Term Loan Agreement (the "Agreement") is made and entered into as of January 4, 2007, by and between I2 TELECOM INTERNATIONAL, INC., a Washington corporation (the "Company") and AUDREY L. BRASWELL and PHILLIP R. RAPP, JR., as individuals (the "Loan Guarantors") with reference to the following facts:
                                    RECITALS

         WHEREAS, the Loan Guarantors made a loan with UNIVERSITY BANK, (the "Lender") on behalf of the Company in the principal amount of One Million Dollars ($1,000,000), (the "Loan"), which Loan is evidenced by, among other things, the following documents:

A. Promissory Note Agreement, dated January 4, 2007, executed by the Lender and the Loan Guarantors (the "PNA");

B. Security Agreement, dated January 4, 2007, securing the principal amount of $1,000,000, in favor of the Lender in a second secured position behind a $1.2 million first security loan by Troon & Co., executed by the Company in favor of the Lender (the "2nd SA");

C. Loan Repayment Agreement, dated January 4, 2007, in the principal amount of $1,000,000 plus interest, executed by the Company in favor of the Lender and the Loan Guarantors (the "LRA");



         (All of the foregoing documents, together with all documents and instruments executed in connection therewith, are hereafter referred to as the "Loan Documents.")

         WHEREAS, upon the funding of the Loan, the Loan Guarantors have advanced the Company and Company has received approximately $1,000,000 in principal less closing costs (the "Advance");

         WHEREAS, the Company wishes to secure and repay the Loan including the fees and interest incurred by the Loan Guarantors, by repaying the Advance together with all interest and fees incurred on the Loan;

         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (collectively "parties" and individually a "party") agree as follows:

                                    AGREEMENT

1. Consideration. In consideration of the Advance, the Company agrees to pay the Lender for the account of the Loan Guarantors to be credited to the Loan, monthly interest and principal when due and pay the Loan Guarantors (i) 1,000,000 shares of the Company's restricted common stock, of which 750,000 shares are to be delivered to Mr. Braswell and 250,000 shares are to be delivered to Mr. Rapp, each as payment of first three months Loan exposure (the "Stock Consideration") (ii) an additional 1,000,000 shares of the Company's restricted common stock, of which 750,000 shares are to be delivered to Mr. Braswell and 250,000 shares are to be delivered to Mr. Rapp, each as payment past the three months Loan exposure as additional Stock Consideration The Stock Consideration will have "Piggyback" Registration Rights which will require the Company to register the Stock Consideration shares in the next registration statement anticipated to be filed within approximately forty-five (45) days of this Agreement (the "Closing").

         2. Security. The Company agrees to securing the principal amount of $1,000,000, in favor of the Lender in a second secured position behind a $1.2 million first security loan by Troon & Co., executed by the Company in favor of the Lender in consideration for the Loan (the "2nd SA");

3. Escrow. The Company agrees to issue 3,000,000 shares of the Company's common stock to the Loan Guarantors if the Loan is not paid or the Loan Guarantors are not relieved of their Loan liability within six months from the Closing.

         4. In the event any action is brought to enforce this Agreement, the prevailing party in any such dispute or proceeding shall be entitled to recover said party's total reasonable attorneys' fees and costs arising out of or in connection with such action.

5. The provisions of this Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators, personal representatives, successors in interest and assigns to the respective parties to it.

6. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the state of California. The language and all parts of this Agreement shall be in all cases construed as a whole according to its very meaning and not strictly for or against any individual party.

7. This Agreement memorializes and constitutes the entire agreement and understanding among the parties regarding the subject matter hereof, and supersedes all prior negotiations, proposed agreements and agreements, whether written or unwritten. The parties acknowledge that no other party, nor any agent or attorney of any other party, has made any promises, representations, or warranties whatsoever, expressly or impliedly, which are not expressly contained in this Agreement, and the parties further acknowledge that they have not executed this Agreement in reliance upon any collateral promise, representation, warranty, or in reliance upon any belief as to any fact or matter not expressly recited in this Agreement.

8. The parties shall hereafter execute all documents and do all that is necessary, convenient or desirable in the reasonable opinion of the other party to effect the provisions of this Agreement.

9. For the convenience of the parties, this Agreement may be executed by facsimile signatures and in counterparts that shall together constitute the agreement of the parties as one and the same instrument. It is the intent of the parties that a copy of this Agreement signed by any party shall be fully enforceable against that party.

10. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and, in lieu of such illegal or invalid provision, there shall be added a provision as similar in terms and amount to such illegal or invalid provision as may be possible and, if such illegal or invalid provision cannot be so modified, then it shall be deemed not to be a part of this Agreement.






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         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

i2 TELECOM INTERNATIONAL, INC.


By: ________________________________
         Paul R. Arena
Its:     Chief Executive Officer



AUDREY L. BRASWELL


By: ________________________________
         Audrey L. Braswell
         An Individual


PHILLIP R. RAPP, JR.


By: ________________________________
         Phillip R. Rapp, Jr.
         An Individual